Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
April 26, 2007
News Media
Jan Davis (202) 624-6383 (Office)
(703) 408-3962 (Cell)

Financial Community
Melissa E. Adams (202) 624-6410 (Office)
WGL Holdings, Inc. Reports Increased Second Quarter Fiscal Year 2007 Earnings
and Raises Earnings Guidance
     WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income of $63.4 million, or $1.29 per share, for the three months ended March 31, 2007, the second quarter of our fiscal year 2007. This represents a $6.5 million, or $0.13 per share, increase over net income of $56.9 million, or $1.16 per share, reported for three months ended March 31, 2006.
     “Our second quarter results featured strong performances by both our regulated utility and retail marketing segments,” said James H. DeGraffenreidt, Jr., chairman and chief executive officer of WGL Holdings. “Record cold temperatures and a corresponding increase in demand for natural gas contributed to these results that reflect our commitment to serve customers and reward investors.”
     For the first six months of fiscal year 2007, we reported net income of $108.5 million, or $2.21 per share, an increase of $7.2 million, or $0.14 per share, over the corresponding period in fiscal year 2006. Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding. Our operations are seasonal and, accordingly, our operating results for the three and six months ended March 31, 2007 are not indicative of the results expected for the twelve months ending September 30, 2007.

     We reported consolidated income from continuing operations of $63.4 million, or $1.29 per share, for the three months ended March 31, 2007, an increase of $6.1 million, or $0.12 per share, over income from continuing operations reported for the three months ended March 31, 2006. For the first six months of fiscal year 2007, we reported consolidated income from continuing operations of $108.5 million, or $2.21 per share, an increase of $6.0 million, or $0.11 per share, over income from continuing operations reported for the first six months of fiscal year 2006. Income from continuing operations for the three and six months ended March 31, 2006 excludes an after-tax loss of $371,000, or $0.01 per share, and $1.2 million, or $0.03 per share, respectively, from the discontinued operations of American Combustion Industries, Inc. (ACI), an indirect, wholly owned subsidiary of WGL Holdings, which was sold on September 29, 2006. ACI was reported as a discontinued operation of WGL Holdings commencing in the third quarter of fiscal year 2006; accordingly, its financial position and operating results as of and for the three and six months ended March 31, 2006 have been presented separately from our continuing operations in the consolidated financial statements of WGL Holdings.
Results from Normal Operations
     We evaluate our financial performance based on results from normal operations, which reflect normal weather for our regulated utility segment, and are not influenced by unique transactions and discontinued operations. Excluding the effects of weather, unique transactions and discontinued operations, our consolidated earnings from normal operations for the second quarter of fiscal year 2007 were $1.27 per share, a $0.06 per share improvement over earnings from normal operations of $1.21 per share for the same quarter of the prior fiscal year. This improvement reflects $0.05 per share of increased earnings from normal operations by our unregulated business segments, as well as $0.01 per share of increased earnings from normal operations by our regulated utility segment. For the first six months of fiscal year 2007, earnings from normal operations were $2.14, a $0.07 per share improvement over earnings from normal operations of $2.07 per share reported for the corresponding period of the prior fiscal year. This improvement reflects $0.08 per share of increased earnings from normal operations by our retail energy-marketing business, partially offset by $0.01 per share of lower earnings from normal operations by our regulated utility segment.

     Earnings from normal operations exclude the effect of variations from normal weather on our regulated utility segment. For both the three and six months ended March 31, 2007 and 2006, Washington Gas implemented a weather protection strategy that was originally designed to fully neutralize the estimated negative financial effects of warmer-than-normal weather while preserving the potential benefit from colder-than-normal weather. The financial effect of this strategy is calculated based on cumulative weather experienced from the beginning of the fiscal year. Accordingly, the financial effects of weather on a quarterly basis may not correlate with the heating degree days experienced in a particular quarter. For the second quarter of fiscal year 2007, weather was 4.9 percent colder than normal and contributed an estimated $1 million (after tax), or $0.02 per share, to net income during this period. For the second quarter of fiscal year 2006, weather was 8.9 percent warmer than normal, reducing earnings by an estimated $1 million (after-tax), or $0.02 per share.
     For the six months ended March 31, 2007, weather was 1.4 percent colder than normal and contributed an estimated $1 million (after tax), or $0.02 per share, to net income during this period. For the comparable six-month period in fiscal year 2006, weather was 1.5 percent warmer than normal; however, net income in relation to normal weather increased by an estimated $2.5 million (after-tax), or $0.05 per share, from the colder-than-normal weather experienced during the first quarter of fiscal year 2006. The effects on net income of weather and our related weather protection products are discussed later in this news release.
     Earnings from normal operations for the six months ended March 31, 2007 exclude the effect of a unique transaction related to our regulated utility segment. Specifically excluded was a $3.9 million (pre-tax), or $0.05 per share, adjustment that reduced depreciation expense applicable to the period from January 1, 2006 through September 30, 2006. This adjustment was recorded in the first quarter of fiscal year 2007 upon approval of new depreciation rates by the staff of the Virginia State Corporation Commission (SCC of VA). There were no unique transactions in the second quarter of fiscal year 2007.
     Earnings from normal operations for both the three and six months ended March 31, 2006, also exclude the effect of unique transactions related to both our regulated utility and energy-marketing segments. Earnings from normal operations for both the 2006 three- and six-month periods presented exclude a charge of $4.6 million (pre-tax), or $0.06 per share, recorded by the regulated utility segment in the second quarter of fiscal year 2006 related to a proposed order of a Hearing Examiner from the Maryland Public Service Commission (PSC of MD) that recommends the disallowance of certain natural gas costs incurred by Washington Gas and collected from customers in a prior fiscal year. Also excluded to derive earnings from normal operations was income recognized by the energy-marketing segment to reflect the reversal in the second quarter of fiscal year 2006 of $3.1 million (pre-tax), or $0.04 per share, related to fees that were previously assessed by the District of Columbia Public Service Commission (PSC of DC) and accrued in prior fiscal years. The reversal of these expenses stemmed from a favorable court decision resulting from our appeal of the assessment.

     Reconciliations of WGL Holdings’ and the regulated utility segment’s earnings per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings per share from normal operations are included with this news release.
GAAP Results from Operations – Three Months Ended March 31, 2007
     The remainder of the discussion in this news release focuses on operating results derived by each of our primary business segments in accordance with GAAP. An analysis of net income (loss) applicable to common stock by segment is included with this news release.
     Regulated Utility Segment
     Our regulated utility segment reported net income of $65.6 million, or $1.33 per share, for the second quarter of fiscal year 2007, an increase of $5.9 million, or $0.11 per share, over net income of $59.7 million, or $1.22 per share, reported for the second quarter of the prior fiscal year. The year-over-year increase in net income primarily was attributable to higher net revenues (revenues less cost of gas and revenue taxes), partially offset by increased operation and maintenance expenses.
     Higher net revenues reflect an increase of 96.2 million therms, or 18.2 percent, in natural gas deliveries to firm customers, which totaled 624.4 million therms during the second quarter of fiscal year 2007. The increase in therm deliveries was driven by 15.4 percent colder weather in the current quarter when compared to the same quarter in fiscal year 2006. In Maryland, the application of our Revenue Normalization Adjustment (RNA) billing mechanism fully offset the benefits from the colder-than-normal weather. Unlike the RNA billing mechanism, our weather insurance policy and weather derivative in the District of Columbia and Virginia, respectively, allow us to retain the benefits of colder-than-normal weather. In the second quarter of fiscal year 2007, net income was enhanced by an estimated $1 million (after-tax), or $0.02 per share, from the 4.9 percent colder-than-normal weather. For the second quarter of fiscal year 2006, weather was 8.9 percent warmer than normal, reducing earnings by an estimated $1 million (after-tax), or $0.02 per share. Expenses and net benefits associated with our weather protection strategies in the District of Columbia and Virginia for the second quarter of fiscal years 2007 and 2006 are reflected in “Operation and maintenance” expenses, as discussed below.

     Also contributing to the increase in net revenues was the addition of almost 16,900 active customer meters since the end of the same quarter last year and the favorable comparison in this year’s earnings of last year’s one-time charge of $4.6 million (pre-tax), or $0.06 per share, recorded in “Utility cost of gas” relating to a proposed regulatory order to disallow certain natural gas costs incurred by Washington Gas and billed to Maryland customers. Net revenues for the current quarter also reflect new rates that went into effect in Virginia on February 13, 2007. This rate increase went into effect pursuant to the regulations of the SCC of VA, and is subject to refund pending the SCC of VA’s final decision on the rate case that we filed on September 15, 2006. Our financial results reflect a provision for rate refunds to customers, representing our judgment of the rate case outcome. These increases to net revenues were partially offset by decreased earnings from recoverable carrying costs on lower average storage gas inventories.
     Operation and maintenance expenses increased $7.7 million (pre-tax), or $0.10 per share, during the three months ended March 31, 2007 when compared to the corresponding period of the prior year. This increase primarily reflects reduced net benefits of $7.9 million (pre-tax), or $0.10 per share, related to our weather insurance policy and weather derivative in the District of Columbia and Virginia, respectively, due to the colder-than-normal weather in the current period.
     Retail Energy-Marketing Segment
     The retail energy-marketing segment reported a net loss of $1.6 million, or $0.03 per share, for the three months ended March 31, 2007, relatively unchanged from the net loss reported for the same three-month period of the prior fiscal year. Results from the second quarter of the prior fiscal year benefited from the reversal of expenses, in that quarter, of $3.1 million (pre-tax), or $0.04 per share, related to certain fees assessed by the PSC of DC that were accrued in prior years. Excluding the effects of this prior quarter benefit, results in the current quarter improved due to higher gross margins (revenues less costs of energy) from the sale of electricity, partially offset by lower gross margins from the sale of natural gas and higher selling, general and administrative expenses due to increased costs associated with growing our electric customer base and higher uncollectible accounts expense.

     Gross margins from electric sales increased significantly in the 2007 second quarter, reflecting a substantial rise in both electric sales volumes and the gross margin per kilowatt hour sold. At the end of the 2007 second quarter, the number of electric customers had more than doubled when compared to the end of the same quarter of the prior fiscal year. This customer growth was principally the result of new competitive opportunities that emerged during the second half of fiscal year 2006 as a result of a sharp increase in competing rates offered by electric utilities in Maryland and Delaware. Also favorably affecting the gross margins from electric sales were mark-to-market gains in the current quarter resulting from derivative contracts that are principally used to mitigate the risk of volatility in the market price of electricity. The period-over-period net change in the valuation of these instruments enhanced current period earnings by $2.5 million (pre-tax), or $0.03 per share.
     Lower gross margins from natural gas sales stemmed from higher gas costs in relation to retail sales prices, partially offset by an increase in natural gas sales volumes. Natural gas sales volumes increased 14.0 percent due to colder weather experienced in the second quarter of fiscal year 2007 over the same quarter of the prior fiscal year. Higher gas costs were the result of the mix of higher-cost contracted natural gas purchases and storage gas withdrawals that were used to supply retail sales customers during the second quarter of fiscal year 2007 relative to the same quarter last year.
     Gross margins from natural gas sales were also negatively affected by higher mark-to-market losses and weather hedge costs in the current second quarter than in the same quarter of the prior fiscal year. These market valuation losses or gains are recorded principally in connection with derivative contracts that are used to mitigate the risk of volatility in the market price of natural gas. The period-to-period net change in the valuation of these instruments, including the weather hedge costs, reduced earnings by $593,000 (pre-tax), or $0.01 per share.

GAAP Results from Operations – Six Months Ended March 31, 2007
     Regulated Utility Segment
     Our regulated utility segment reported net income of $108.6 million, or $2.21 per share, for the first six months of fiscal year 2007, an increase of $4.2 million, or $0.07 per share, over net income of $104.4, or $2.14 per share for the first six months of fiscal year 2006. The year-over-year increase in net income primarily was attributable to higher net revenues and lower depreciation and amortization expense, partially offset by increased operation and maintenance expenses.
     Higher net revenues primarily reflect an increase in total natural gas deliveries to firm customers of 31.1 million therms, or 3.3 percent, to 989.0 million therms during the six months ended March 31, 2007. The increase in therm deliveries was driven by 3.1 percent colder weather when compared to the same period of the prior year. As discussed above, in Maryland the application of our RNA billing mechanism fully offsets the benefits of colder-than-normal weather by passing these benefits to our customers. However, our weather protection strategies in the District of Columbia and Virginia allow us to retain the benefits of colder-than-normal weather. During the six months ended March 31, 2007, net income was enhanced by an estimated $1 million (after-tax), or $0.02 per share, from the colder-than-normal weather. For the comparable six-month period in fiscal year 2006, net income in relation to normal weather increased by an estimated $2.5 million (after-tax), or $0.05 per share, from the colder-than-normal weather experienced during the first quarter of fiscal year 2006.
     Also contributing to the increase in net revenues for the six months ended March 31, 2007 were (i) the addition of almost 16,900 active customer meters since the end of the same period of the prior fiscal year, (ii) a charge recorded in the second quarter of fiscal year 2006 of $4.6 million (pre-tax), or $0.06 per share, related to a proposed regulatory order to disallow certain natural gas costs incurred by Washington Gas and billed to Maryland customers and (iii) new rates that went into effect in Virginia on February 13, 2007, subject to refund, associated with the rate case proceeding previously discussed. These increases were partially offset by decreased earnings from recoverable carrying costs on lower average storage gas inventories.
     Operation and maintenance expenses increased $3.1 million (pre-tax), or $0.04 per share, during the six months ended March 31, 2007 when compared to the corresponding period of the prior year. This increase primarily reflects reduced net benefits of $6.6 million (pre-tax), or $0.08 per share, related to our weather insurance policy and weather derivative in the District of Columbia and Virginia, respectively. Also contributing to this increase were higher pension and post-retirement benefit costs, higher consulting costs related to the potential outsourcing of certain administrative functions, and increased un-recovered hexane costs. Partially offsetting the increase in these expenses were lower expenses for uncollectible accounts.

     The regulated utility segment also benefited from $3.2 million (pre-tax), or $0.04 per share, of lower depreciation and amortization expense in the first six months of 2007 when compared to the same period of the prior fiscal year. The lower expense was attributable to an adjustment recorded in the first quarter of fiscal year 2007 to reflect a reduction in Washington Gas’ depreciation rates on fixed assets related to the Virginia jurisdiction. The reduction in Washington Gas’ depreciation rates was approved by the staff of the SCC of VA during the first quarter of fiscal year 2007. In accordance with Virginia regulatory policy, we implemented the new depreciation rates retroactive to January 1, 2006 which coincides with the date of the approved depreciation study. Accordingly, our depreciation and amortization expense for the current six-month period included a benefit totaling $6.5 million (pre-tax), or $0.08 per share, of which $3.9 million (pre-tax), or $0.05 per share, was applicable to the period from January 1, 2006 through September 30, 2006. Partially offsetting the effect of reduced depreciation rates was the effect of increased investment in property, plant and equipment.
     Retail Energy-Marketing Segment
     The retail energy-marketing segment reported net income of $1.1 million, or $0.02 per share, for the six months ended March 31, 2007, an increase in earnings of $2.3 million, or $0.04 per share, over a net loss of $1.2 million, or $0.02 per share, reported for the same six-month period of the prior fiscal year. The year-over-year improvement in earnings for this business primarily reflects higher gross margins from the sale of electricity, partially offset by lower gross margins from the sale of natural gas. Further tempering the improved earnings were higher selling, general and administrative expenses due to increased costs associated with growing our electric customer base, higher uncollectible accounts expense and increased labor and benefits expenses. Additionally, results from the prior fiscal year benefited from the reversal of expenses of $3.1 million (pre-tax), or $0.04 per share, related to certain fees assessed by the PSC of DC that were accrued in prior fiscal years.
     Gross margins from electric sales increased significantly in the current six-month period, reflecting a substantial rise in both electric sales volumes and the gross margin per kilowatt hour sold resulting from new competitive opportunities that emerged in the second half of fiscal year 2006. Also favorably affecting the gross margins from electric sales were mark-to-market gains in the current six-month period resulting from derivative contracts that are principally used to mitigate the risk of volatility in the market price of electricity. The period-over-period net change in the valuation of these instruments enhanced current period earnings by $2.5 million (pre-tax), or $0.03 per share.
     Partially offsetting this increase were lower gross margins from natural gas sales stemming from higher gas costs in relation to retail sales prices, slightly offset by a 4.0 percent increase in natural gas sales volumes.

Earnings Outlook
     We are raising our consolidated earnings estimate for the full fiscal year 2007 to a range of $1.93 to $2.03 per share from our previous guidance of $1.74 to $1.84 per share. This updated estimate includes an increase in projected full fiscal year 2007 earnings from our regulated utility segment to a range of $1.66 to $1.72 per share from the previous range of $1.56 to $1.62 per share, and an increase in projected full fiscal year 2007 earnings from continuing operations related to our unregulated business segments to a range of $0.27 to $0.31 per share from the previous range of $0.18 to $0.22 per share. The annual guidance for the consolidated entity includes an estimate of earnings for our third quarter ending June 30, 2007 in the range of $0.05 to $0.11 per share. This estimate reflects a projected seasonal net loss from our regulated utility segment in a range of $0.16 to $0.12 per share, and projected net income related to our unregulated business segments in a range of $0.21 to $0.23 per share.
     This guidance reflects the estimated effect of actual weather through April 23, 2007, and assumes normal weather thereafter. The annual guidance also includes an estimated increase in revenues in Virginia based on our judgment of the final outcome of a rate case pending before the SCC of VA. This increase in Virginia rates is subject to a final determination by the SCC of VA. The guidance assumes that the revenue effects of new rates in the District of Columbia and Maryland will occur after fiscal year 2007. The guidance also assumes no effect of unusual items that could arise in the future, and no future gains or losses related to discontinued operations. This guidance includes the forecasted results of continuing operations only. We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.

Other Information
     We will hold a conference call at 10:30 a.m. Eastern time on April 27, 2007, to discuss our second quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. Slides providing details of our results of operations will be posted to the Web site. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings Web site through May 31, 2007.
     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, we hold energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.
     Note: This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them.
     As previously disclosed in our filings with the Securities and Exchange Commission (SEC), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process in connection with constructing, operating and maintaining Washington Gas’ natural gas distribution system; the ability to implement successful approaches to modify the current or future composition of gas delivered to customers or to remediate the effects of the current or future composition of gas delivered to customers, as a result of the introduction of gas from the Cove Point facility to Washington Gas’ natural gas distribution system; the ability to recover the costs of implementing steps to accommodate delivery of natural gas to customers as a result of the receipt of gas from the Cove Point facility;

variations in weather conditions from normal levels; the availability of natural gas supply and interstate pipeline transportation and storage capacity; the ability of natural gas producers, pipeline gatherers, and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of Washington Gas’ natural gas distribution system as a result of factors beyond our control; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives to our products and services; changes in accounting principles; acts of God and terrorist activities and other uncertainties. The outcome of negotiations and discussions we may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of risks and uncertainties, see our most recent annual report to the SEC filed on Form 10-K, and other reports filed with the SEC.
     Please see the following comparative statements for additional information. Also included are reconciliations of WGL Holdings’ and the regulated utility segment’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended March 31, 2007 and 2006
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2007	2006	2007	2006

OPERATING REVENUES
Utility	$699,058	$705,656	$1,130,079	$1,306,993
Non-utility	420,845	358,748	722,786	660,358

Total Operating Revenues	1,119,903	1,064,404	1,852,865	1,967,351

OPERATING EXPENSES
Utility cost of gas	450,201	478,363	698,877	884,949
Non-utility cost of energy-related sales	415,004	358,991	704,847	652,507
Operation and maintenance	77,373	67,249	139,978	132,978
Depreciation and amortization	24,575	23,184	43,215	46,230
General taxes and other assessments	36,834	31,445	62,280	60,042

Total Operating Expenses	1,003,987	959,232	1,649,197	1,776,706

OPERATING INCOME	115,916	105,172	203,668	190,645
Other Income (Expenses)—Net	717	603	545	903
Interest Expense
Interest on long-term debt	10,042	10,305	20,050	20,527
Other — net	2,579	2,398	5,783	4,158

Total Interest Expense	12,621	12,703	25,833	24,685
Dividends on Washington Gas preferred stock	330	330	660	660

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	103,682	92,742	177,720	166,203
INCOME TAXES	40,307	35,488	69,247	63,697

INCOME FROM CONTINUING OPERATIONS	63,375	57,254	108,473	102,506
Loss from discontinued operations, net of income tax benefit	—	(371)	—	(1,237)

NET INCOME APPLICABLE TO COMMON STOCK	$63,375	$56,883	$108,473	$101,269

AVERAGE COMMON SHARES OUTSTANDING
Basic	49,163	48,760	49,066	48,750
Diluted	49,267	48,913	49,190	48,903

EARNINGS PER AVERAGE COMMON SHARE
Basic
Income from continuing operations	$1.29	$1.17	$2.21	$2.10
Loss from discontinued operations	—	—	—	(0.02)

Basic earnings per average common share	$1.29	$1.17	$2.21	$2.08

Diluted
Income from continuing operations	$1.29	$1.17	$2.21	$2.10
Loss from discontinued operations	—	(0.01)	—	(0.03)

Diluted earnings per average common share	$1.29	$1.16	$2.21	$2.07

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$65,625	$59,654	$108,620	$104,424

Non-utility operations:
Retail energy-marketing	(1,589)	(1,596)	1,087	(1,173)
Commercial HVAC	41	(316)	138	119

Total major non-utility	(1,548)	(1,912)	1,225	(1,054)
Other, principally non-utility activities	(702)	(488)	(1,372)	(864)

Total non-utility	(2,250)	(2,400)	(147)	(1,918)

INCOME FROM CONTINUING OPERATIONS	63,375	57,254	108,473	102,506
Loss from discontinued operations, net of income tax benefit	—	(371)	—	(1,237)

NET INCOME APPLICABLE TO COMMON STOCK	$63,375	$56,883	$108,473	$101,269

WGL Holdings, Inc.
Consolidated Balance Sheets
March 31, 2007
(Unaudited)

	March 31,	September 30,
(In thousands)	2007	2006

ASSETS
Property, Plant and Equipment
At original cost	$2,988,719	$2,949,951
Accumulated depreciation and amortization	(891,283)	(882,056)

Net property, plant and equipment	2,097,436	2,067,895

Current Assets
Cash and cash equivalents	92,802	4,350
Accounts receivable, net	539,266	197,733
Storage gas—at cost (first-in, first-out)	90,713	296,061
Other	43,114	63,878

Total current assets	765,895	562,022

Deferred Charges and Other Assets	165,702	161,489

Total Assets	$3,029,033	$2,791,406

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,008,105	$921,807
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	605,099	576,139

Total capitalization	1,641,377	1,526,119

Current Liabilities
Notes payable and current maturities of long-term debt	172,883	238,370
Accounts payable and other accrued liabilities	312,047	201,401
Other	185,485	121,071

Total current liabilities	670,415	560,842

Deferred Credits	717,241	704,445

Total Capitalization and Liabilities	$3,029,033	$2,791,406

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended March 31, 2007 and 2006
(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended
	March 31,
	2007	2006

Closing Market Price—end of period	$31.98	$30.42
52-Week Market Price Range	$33.55-$27.04	$34.79-$28.86
Price Earnings Ratio	16.5	18.1
Annualized Dividends Per Share	$1.37	$1.35
Dividend Yield	4.3%	4.4%
Return on Average Common Equity	9.6%	8.6%
Total Interest Coverage (times) (1)	4.3	3.9
Book Value Per Share—end of period	$20.49	$19.76
Common Shares Outstanding—end of period (thousands)	49,191	48,762

(1)	Calculated using income from continuing operations.

UTILITY GAS STATISTICS

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(In thousands)	2007	2006	2007	2006	2007	2006

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$490,098	$476,251	$771,584	$875,115	$946,124	$1,065,297
Commercial and Industrial — Firm	131,384	145,532	211,604	279,201	270,691	346,850
Commercial and Industrial — Interruptible	1,859	2,611	4,107	4,941	7,356	8,679
Electric Generation	275	275	550	683	1,099	1,233

	623,616	624,669	987,845	1,159,940	1,225,270	1,422,059

Gas Delivered for Others
Firm	53,515	54,192	97,580	96,098	137,470	134,319
Interruptible	17,811	15,110	31,101	26,062	47,325	39,646
Electric Generation	75	57	132	148	271	560

	71,401	69,359	128,813	122,308	185,066	174,525

	695,017	694,028	1,116,658	1,282,248	1,410,336	1,596,584
Other	4,041	11,628	13,421	24,745	35,260	45,622

Total	$699,058	$705,656	$1,130,079	$1,306,993	$1,445,596	$1,642,206

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(In thousands of therms)	2007	2006	2007	2006	2007	2006

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	337,446	275,129	520,230	491,959	621,865	600,857
Commercial and Industrial — Firm	94,881	89,286	152,610	166,840	199,767	216,708
Commercial and Industrial — Interruptible	1,334	1,594	3,202	3,270	6,117	6,510

	433,661	366,009	676,042	662,069	827,749	824,075

Gas Delivered for Others
Firm	192,046	163,771	316,139	299,034	420,917	400,748
Interruptible	90,601	85,358	167,394	158,152	260,245	260,636
Electric Generation	17,002	9,939	27,113	25,859	109,569	81,224

	299,649	259,068	510,646	483,045	790,731	742,608

Total	733,310	625,077	1,186,688	1,145,114	1,618,480	1,566,683

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	316,035		277,313		520,647		500,788		716,553		712,899

Number of Customers (end of period)	140,700		145,400		140,700		145,400		140,700		145,400

Electricity Sales
Electricity Sales (thousands of kWhs)	1,007,252		426,534		1,906,981		918,905		3,400,483		2,236,256

Number of Accounts (end of period)	69,600		34,300		69,600		34,300		69,600		34,300

UTILITY GAS PURCHASED EXPENSE (excluding off system)	103.09	¢	130.00	¢	102.36	¢	133.07	¢	99.40	¢	126.22	¢

HEATING DEGREE DAYS

Actual	2,231		1,934		3,539		3,433		3,816		3,803
Normal	2,127		2,123		3,491		3,485		3,813		3,807
Percent Colder (Warmer) than Normal	4.9%		(8.9)%		1.4%		(1.5)%		0.1%		(0.1)%

Number of Active Customer Meters (end of period)	1,052,774		1,035,918		1,052,774		1,035,918		1,052,774		1,035,918

WGL Holdings, Inc. (Regulated Utility Segment)
For Periods Ended March 31, 2007 and 2006
(Unaudited)
Statements of Income

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In thousands)	2007	2006	2007	2006

Operating Revenues	$707,662	$712,809	$1,141,012	$1,317,794

Operating Expenses:
Cost of gas	458,805	485,516	709,810	895,750
Operation	60,015	52,788	106,603	104,315
Maintenance	10,054	9,556	19,519	18,710
Depreciation and amortization	24,339	23,097	42,890	46,057
General taxes and other assessments:
Revenue taxes	22,833	20,760	38,110	37,453
Other	12,995	13,005	22,270	23,044

Total operating expenses	589,041	604,722	939,202	1,125,329

Operating income	118,621	108,087	201,810	192,465
Other income (expenses) — net	311	152	180	93
Interest expense	11,171	11,374	23,145	22,696
Dividends on Washington Gas preferred stock	330	330	660	660
Income taxes	41,806	36,881	69,565	64,778

Net income	$65,625	$59,654	$108,620	$104,424

Utility Net Revenues ($000) (1)

Operating revenues	$707,662	$712,809	$1,141,012	$1,317,794
Less: Cost of gas	458,805	485,516	709,810	895,750
Revenue taxes	22,833	20,760	38,110	37,453

Utility net revenues	$226,024	$206,533	$393,092	$384,591

(1)	We analyze the operating results of our regulated utility segment based on utility net revenues. Washington Gas Light Company includes the cost of the natural gas commodity and revenue taxes (comprised principally of gross receipts taxes) in its rates charged to customers as reflected in operating revenues. Accordingly, changes in the cost of gas and revenue taxes associated with sales made to customers have no direct effect on the net revenues or net income of the regulated utility segment.

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
April 26, 2007
The reconciliation below is provided to demonstrate our utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving our five-year financial objectives, which are based on normal weather and uninfluenced by: (i) single, one-time, non-repeating transactions and (ii) our discontinued operations.
Utilization of normal weather is an industry standard, and it is our practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and we consistently identify and explain this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and we do not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2007 By Quarter (1)

	Fiscal Year 2007 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.92	$1.29			$2.21
Less: (Loss) from discontinued operations — net	—	—			—

GAAP diluted earnings per share from continuing operations	0.92	1.29			2.21
Adjustments for:
Colder-than-normal weather	—	(0.02)			(0.02)
Retroactive depreciation expense adjustment	(0.05)	—			(0.05)

Adjusted diluted earnings per share from normal operations	$0.87	$1.27			$2.14

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)(2)

	Fiscal Year 2006 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.91	$1.16			$2.07
Less: (Loss) from discontinued operations — net	(0.02)	(0.01)			(0.03)

GAAP diluted earnings per share from continuing operations	0.93	1.17			2.10
Adjustments for:
Warmer (colder)-than-normal weather	(0.07)	0.02			(0.05)
Reserve for disallowance of natural gas costs	—	0.06			0.06
Energy-marketing reversal of fee expense	—	(0.04)			(0.04)

Adjusted diluted earnings per share from normal operations	$0.86	$1.21			$2.07

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding which may vary for each of those periods.

(2)	On September 29, 2006, we sold all of the outstanding shares of common stock of a portion of our commercial heating, ventilation and air conditioning business segment. The operating results of the discontinued operation have been presented separately from the operating results of our continuing operations for the fiscal year 2006 period presented.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
April 26, 2007
The reconciliation below is provided to demonstrate our utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving our five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is our practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and we consistently identify and explain this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and we do not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2007 By Quarter (1)

	Fiscal Year 2007 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.88	$1.33			$2.21
Adjustments for:
Colder-than-normal weather	—	(0.02)			(0.02)
Retroactive depreciation expense adjustment	(0.05)	—			(0.05)

Adjusted diluted earnings per share from normal operations	$0.83	$1.31			$2.14

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.92	$1.22			$2.14
Adjustments for:
Warmer (colder)-than-normal weather	(0.07)	0.02			(0.05)
Reserve for disallowance of natural gas costs	—	0.06			0.06

Adjusted diluted earnings per share from normal operations	$0.85	$1.30			$2.15

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding which may vary for each of those periods.